GVI Security Solutions, Inc. Agrees to be Acquired by GenNx360 Capital Partners for $0.38 Per Share In Cash

CARROLLTON, Texas, October 22, 2009 /PRNewswire-FirstCall/ — GVI Security Solutions, Inc. (OTC Bulletin Board: GVSS), a leading provider of video security surveillance solutions featuring the complete Samsung Electronics line of products, announced today that it has entered into a definitive agreement to be acquired and taken private by investment funds managed by GenNx360 Capital Partners, a leading global private equity firm focusing on middle market opportunities.

Under the terms of the merger agreement, an affiliate of GenNx360 will commence a tender offer to purchase for cash all of the outstanding shares of GVI common stock at a price of $0.38 per share, without interest and less any applicable withholding taxes, for a total equity value of approximately $11.6 million. The tender offer is expected to commence on or before November 4, 2009 and to expire on the 20th business day following and including the commencement date, unless extended in accordance with the terms of the merger agreement and the applicable rules and regulations of the Securities and Exchange Commission. Following completion of the tender offer, the parties will complete a second-step merger in which any remaining shares of GVI common stock will be converted into the right to receive the same price per share paid in the tender offer. Stockholders representing approximately 22% of GVI’s outstanding shares have entered into tender and support agreements with GenNx360 in connection with the transaction.

Steven Walin, Chairman of GVI, said “After careful consideration of our strategic alternatives, we are pleased to have reached this agreement with GenNx360, which creates substantial value for our stockholders. This transaction represents a premium of 22.6% over GVI’s closing share price on October 21, 2009, the last trading day before the merger agreement was signed. GenNx360’s desire to add GVI to its portfolio underscores our solid business model, the talent of our people and the significant progress we have made in transforming GVI into an important market player.”

Lloyd Trotter, a Founder and Managing Partner at GenNx360, said “We are excited about the opportunity for GenNx360 to enter the security industry supporting the strong GVI platform.  The security industry presents attractive growth opportunities and we are looking forward to working with the experienced GVI management team to expand the company’s presence in the marketplace.”

The Board of Directors of GVI has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, based upon, among other factors, the approval and recommendation of a Special Committee of the Board of Directors, and has resolved to recommend that GVI’s stockholders tender their shares of GVI common stock in connection with the tender offer contemplated by the merger agreement. The transactions are subject to customary closing conditions, but are not subject to any financing condition.

Imperial Capital, LLC is acting as financial advisor to GVI and has delivered a fairness opinion to the GVI Board of Directors and Special Committee. Cooley Godward Kronish LLP is legal counsel to GVI and Nixon Peabody LLP is legal counsel to GenNx360 Capital Partners.

About GVI Security Solutions, Inc.

GVI Security Solutions, Inc. (OTC Bulletin Board: GVSS) is a leading provider of video surveillance and security solutions, with sales and service representation throughout North, Central and South America. The company provides Samsung Electronics and GVI branded products, software and services to the Homeland Security and Commercial markets. Customers include governments, major retail chains, leading financial institutions and public and private school systems.

www.samsung-security.com

GenNx360 Capital Partners

New York-based GenNx360 Capital Partners is a private equity investment firm focused on industrial business-to-business companies. Our partners have 100+ years of combined global operating experience with a strong, proven track record in creating true enterprise value through operating excellence and strong leadership. We acquire companies with proven and sustainable business models in expanding industries and implement the required operating efficiencies to accelerate growth and generate strong financial returns.

www.gennx360.com

Important Information about the Tender Offer

The description contained in this press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The planned tender offer described in this press release has not commenced. At the time the planned tender offer is commenced, the GenNx360 affiliates that entered into the merger agreement will file a tender offer statement on Schedule TO with the Securities and Exchange Commission, and GVI will file a solicitation/recommendation statement on Schedule 14D-9, with respect to the planned tender offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other tender offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before making any decision to tender securities in the planned tender offer. Those materials will be made available to GVI’s stockholders at no expense to them. In addition, all of those materials (and all other tender offer documents filed with the SEC) will be made available at no charge on the SEC’s website: www.sec.gov.

In addition to the offer to purchase, the related letter of transmittal and other tender offer documents, as well as the solicitation/recommendation statement, GVI files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by GVI at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the public reference room. GVI’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

Forward-Looking Statements:

Some of the statements made by GVI Security Solutions, Inc. in this press release are forward looking in nature. Forward-looking statements in this press release are not promises or guarantees and are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. These statements are based on management's current expectations and assumptions and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward-looking statements. Actual results may differ materially from those expressed or implied by the statements herein. GVI Security Solutions, Inc. believes that its primary risk factors include, but are not limited to: reliance on primary supplier; concentration of customers; credit limits imposed by primary supplier; changes in the overall economy; credit limits imposed by primary supplier; outstanding indebtedness; rapid change in technology; the number and size of competitors in its markets; effective integration of recently acquired operations and personnel; expansion risks; effective internal processes and systems; the ability to attract and retain high quality employees; control of the Company by principal stockholders; law and regulatory policy; the mix of products and services offered in the Company's target markets; and other factors detailed in the Company's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2008 currently on file, as well as the risk that projected business opportunities will fail to materialize or will be delayed.

SOURCE GVI Security Solutions, Inc. and GenNx360 Capital Partners